LETTER OF CREDIT AGREEMENT

B E T W E E N:

                      LOWER LAKES TOWING LTD.

                      (as "Lower Lakes")

                      - and -

                      HEDDLE MARINE SERVICE INC.

                      (as "Heddle")

A. WHEREAS pursuant to a credit agreement (as amended, supplemented, restated or replaced from time to time, the "Credit Agreement") made as of August 27, 2007 among Voyageur Maritime Trading Inc. (the "Borrower"), the Persons named therein as Credit Parties, GE Canada Finance Holding Company, as agent (in such capacity, the "Agent"), for itself, as Lender, and the other Lenders signatory thereto from time to time (the Agent and Lenders, collectively, the "Secured Parties"), the Lenders have agreed to make a term loan to the Borrower in the principal amount of $5,000,000 (the "Term Loan");

B. AND WHEREAS as a condition precedent to providing the Term Loan, the Secured Parties have requested Lower Lakes to (i) guarantee certain obligations of Voyageur under the Credit Agreement pursuant to a guarantee dated as of August 27, 2007 (the "Guarantee"); and (ii) secure the Guarantee with a letter of credit in the amount of Cdn. $1,250,000 (the "Lower Lakes L/C");

C. AND WHEREAS it is in the best interest of Heddle that Voyageur enter into the Credit Agreement and Lower Lakes provide the Guarantee;

D. AND WHEREAS as a condition precedent to providing such credit support, Lower Lakes has required that Heddle provide a letter of credit or cash escrow in the amount of $625,000 to support Lower Lakes' obligations under the Guarantee;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the covenants and agreements herein contained, the sum of $1.00 now paid by Lower Lakes to Heddle and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties agree as follows:

1. Lower Lakes and Heddle acknowledge that at the date hereof, Heddle has deposited Cdn. $625,000 (the "Escrow Funds") in an escrow account (the "Escrow Account") with Ogilvy Renault LLP pursuant to an escrow agreement dated as of the date hereof (the "Escrow Agreement").

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2.    At the option of Heddle, it may deliver to Lower Lakes an irrevocable standby letter of credit (the "Heddle L/C") in the amount of $625,000 and otherwise in form and substance satisfactory to Lower Lakes, acting reasonably. Upon receipt of the Heddle L/C, Lower Lakes will instruct Ogilvy Renault LLP to release the Escrow Funds to Heddle and the Escrow Agreement shall automatically terminate upon such release.

3. If Lower Lakes receives a Trigger Notice under the Guarantee, then Lower Lakes shall be entitled to draw against the Heddle L/C or withdraw from the Escrow Account, as applicable, on such date as payment by Lower Lakes is required under the Guarantee, an amount equal to fifty (50%) percent of the amount required to be paid under the Guarantee by Lower Lakes. Lower Lakes shall promptly provide Heddle with a copy of any Trigger Notice received by Lower Lakes.

4. If Lower Lakes determines to exercise its right under Section 3.02(a) of the Guarantee and completes the purchase of the Financed Vessels (as defined therein) in accordance with the requirements of the Guarantee, it shall, within 5 Business Days of the closing of that transaction, return the Heddle L/C for cancellation or instruct the Escrow Agent to release the Escrow Funds to Heddle, as applicable.

5. If Lower Lakes determines to exercise its rights pursuant to Section 3.02(b) of the Guarantee to lend money on a second subordinated basis to Voyageur (the "Voyageur Subordinated Loan"), it shall notify Heddle within 5 Business Days of making such determination. In such notice (the "Loan Notice"), Lower Lakes shall, to the extent known, describe the terms of the Voyageur Subordinated Loan, including the amount proposed to be loaned by Lower Lakes and the proposed closing date. Heddle shall have the option, by giving notice to Lower Lakes within five (5) Business Days of receiving the Loan Notice, of participating in the loan with Lower Lakes by lending to the Borrower an amount equal to fifty (50%) percent of the amount proposed to be loaned by Lower Lakes (in which case the loan to be made by Lower Lakes shall be reduced by an amount equal to the loan to be made by Heddle), on the same terms as Lower Lakes; provided that Heddle shall have no rights with respect to the loan or the security therefor except to receive its pro rata share of all payments made by Voyageur under the loan based on the relative original principal amounts of such loans. For purposes of funding the Voyageur Subordinated Loan by Heddle, Lower Lakes shall be entitled to draw against the Heddle L/C or withdraw from the Escrow Account on the closing date of the Voyageur Subordinated Loan an amount equal to the principal amount of the Voyageur Subordinated Loan made by Heddle.

6. Without limiting Lower Lakes' rights pursuant to Section 3 above, if Heddle fails to respond to the Loan Notice or, alternatively, notifies Lower Lakes that it does not wish to participate in the Voyageur Subordinated Loan, Lower Lakes shall be entitled to draw against the Heddle L/C or withdraw from the Escrow Account, as applicable, on the closing date of the Voyageur Subordinated Loan made by Lower Lakes, an amount equal to fifty (50%) percent of the principal amount of such Voyageur Subordinated Loan made by Lower Lakes.

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7.    If Lower Lakes determines to acquire the loans made pursuant to the Credit
      Agreement from the Secured Parties pursuant to Section 3.03 of the Guarantee, then the provisions of Section 6 shall apply mutatis mutandis.

8. If a Lower Lakes Bankruptcy Event occurs, Lower Lakes will immediately return the Heddle L/C for cancellation or instruct the Escrow Agent to release the Escrow Funds to Heddle, as applicable. For purposes of this
      Section 8 a "Lower Lakes Bankruptcy Event" means that Lower Lakes (i) admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors, or (ii) institutes or has instituted against it any proceeding seeking (x) to adjudicate it a bankrupt or insolvent, (y) liquidation, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors including any plan of compromise or arrangement or other corporate proceeding involving its creditors, or (z) the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its properties and assets, and in the case of any such proceeding instituted against it (but not instituted by it), the proceeding remains undismissed or unstayed for a period of 90 days.

9. Any notice, consent, waiver or other communication given under this agreement shall be in writing and may be given by delivering it or sending it by facsimile addressed:

               (a)    to Heddle at:

                      208 Hillyard Street
                      Hamilton, Ontario
                      L8L 6B6

                      Attention:  Mr. Richard Heddle

                      Facsimile:  (905) 522-5230

               (b)    to Lower Lakes at:

                      P.O. Box 1149
                      517 Main Street
                      Port Dover, Ontario
                      N0A 1N0

                      Attention:  Mr. Scott Bravener

                      Facsimile:  (519) 583-1946

      Any such communication shall be deemed to have been delivered on the date of personal delivery or transmission by facsimile, as the case may be, if such day is a Business Day and such delivery or transmission was received by the recipient party prior to 5:00 p.m. (Toronto time) and otherwise on the next Business Day. Any person may change its address for service by notice given in accordance with the foregoing and any subsequent notice shall be sent to such person at its changed address.

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10.   For purposes of this agreement, "Business Day" means any day other than a
      Saturday, Sunday or statutory or civic holiday in Toronto, Ontario.

11. This agreement may only be amended, supplemented or otherwise modified by written agreement of all of the parties.

12. The failure or delay by a party in enforcing or insisting upon strict performance of any of the provisions of this agreement shall not be considered to be a waiver of such provision or in any way affect the validity of this agreement or deprive a party of the right, at any time or from time to time, to enforce or insist upon strict performance of that provision or any other provision of this agreement.

13. If any provision of this agreement is determined by a court of competent jurisdiction in a final ruling to be illegal, invalid or unenforceable, that provision shall be severed from this agreement and be ineffective to the extent of such illegality, invalidity or unenforceability and the remaining provisions shall continue in full force and effect, without amendment.

14.   Time shall be of the essence of this agreement.

15. This agreement shall become effective when executed by the parties and after that time shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns. Neither this agreement nor any of the rights, duties or obligations under this agreement are assignable or transferable by a party without the prior written consent of the other parties.

16. This agreement may be executed in any number of separate counterparts (including by facsimile or other electronic means) and all such signed counterparts shall together constitute one and the same agreement.

IN WITNESS WHEREOF the parties have executed this agreement as of the 27th day of August, 2007.

                                              LOWER LAKES TOWING LTD.


                                              Per: /s/ Scott Bravener
                                                   -----------------------------
                                                   Authorized Signing Officer


                                              HEDDLE MARINE SERVICE INC.


                                              Per: /s/ Richard Heddle
                                                   -----------------------------
                                                   Authorized Signing Officer